FINANCIAL STATEMENTS

     The financial statements of the Company, which are included in this Statement of Additional Information, should be considered as bearing only on the ability of the Company to meet its obligations under the Contracts. They should not be considered as bearing on the investment performance of the Variable Account.

                    WM LIFE INSURANCE COMPANY AND SUBSIDIARY
                              FINANCIAL STATEMENTS

INDEPENDENT AUDITOR'S REPORT

Board of Directors
WM Life Insurance Company
Seattle, Washington

     We have audited the accompanying statutory basis balance sheets of WM Life Insurance Company and subsidiary (a wholly owned subsidiary of Washington Mutual, Inc.) (the Company) as of December 31, 1996 and 1995, and the related statutory basis statements of operations, changes in capital and surplus, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits of the accompanying statutory basis financial statements in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described more fully in Note A to the financial statements, the Company prepared these financial statements in conformity with the accounting practices prescribed or permitted by the Insurance Commissioner of the State of Arizona, which practices differ from generally accepted accounting principles. The effects on such financial statements of the differences between the statutory basis of accounting and generally accepted accounting principles are described in Note L.

     In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of the Company as of December 31, 1996 and 1995, the results of it operations or its cash flows for each of the three years in the period ended December 31, 1996.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, and surplus of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 196, on the basis of accounting described in Note A.

/s/Deloitte & Touche LLP
March 28, 1997

                    WM LIFE INSURANCE COMPANY AND SUBSIDIARY
                    ----------------------------------------
             (A Wholly-Owned Subsidiary of Washington Mutual, Inc.)

                         STATUTORY BASIS BALANCE SHEETS
                         ------------------------------

                                 ADMITTED ASSETS
                                 ---------------

                                              December 31,
                                     -------------------------------
                                          1996            1995
                                     --------------   --------------
Cash and Invested Assets:
   Debt Securities                   $  609,228,840   $  648,855,314
   Mortgage Loans                       276,847,458      208,672,059
   Common Stock of Subsidiary            12,245,985        6,899,641
   Common Stock - FHLB                   13,996,800        3,179,400
   Cash and Short-term Investments       11,393,054        5,846,383
                                     --------------   --------------
                                        923,712,138      873,452,797

Investment Income Due and Accrued        11,975,264       12,241,435
Premiums Due and Uncollected                220,785          223,034
Other Assets                                201,022        1,732,808
Assets Held in Separate Accounts         71,550,867       47,368,335
                                     --------------   --------------


             Total Assets            $1,007,660,077   $  935,018,409
                                     ==============   ==============



                           LIABILITIES AND CAPITAL AND SURPLUS
                           -----------------------------------

                                                                 December 31,
                                                      ----------------------------------
                                                          1996               1995
                                                      ---------------    ---------------
Liabilities:
  Aggregate Reserve for Life Policies and Contracts   $   772,467,162    $   770,570,600
  Policy and Contract Claims                                3,957,644          3,663,059
  General Expenses Due and Accrued                            815,134            903,015
  Taxes, Licenses and Fees Due and Accrued                    444,604            140,282
  Interest Maintenance Reserve                              2,629,851          2,503,696
  Asset Valuation Reserve                                   8,438,084          7,548,604
  FHLB Advances                                            79,693,750         27,750,000
  Other                                                    (2,409,123)          (985,544)
  Liabilities Related to Separate Accounts                 70,699,408         46,437,469
                                                      ---------------    ---------------
Total Liabilities                                         936,736,516        858,531,181

Capital and Surplus:
  Capital Stock, $10 par value -
    Authorized, 150,000 shares
    Issued and Outstanding, 120,000 shares                  1,200,000          1,200,000
  Gross Paid-In and Contributed Surplus                    60,848,000         60,848,000
  Unassigned Surplus                                        8,875,561         14,439,228
                                                      ---------------    ---------------
Total Capital and Surplus                                  70,923,561         76,487,228
                                                      ---------------    ---------------
Total Liabilities and Capital and Surplus             $ 1,007,660,077    $   935,018,409
                                                      ===============    ===============

                            WM LIFE INSURANCE COMPANY AND SUBSIDIARY
                            ----------------------------------------
                     (A Wholly-Owned Subsidiary of Washington Mutual, Inc.)

                            STATUTORY BASIS STATEMENTS OF OPERATIONS
                            ----------------------------------------

                                                                 Year Ended December 31,
                                                       ------------------------------------------
                                                           1996           1995           1994
                                                       ------------   ------------   ------------
REVENUES:
             Premiums and Annuity Considerations       $ 96,674,821   $145,689,509   $162,903,539
             Investment Income, Net                      61,321,964     59,765,690     51,498,527
             Other                                        1,398,994        943,629        761,530
                                                       ------------   ------------   ------------
Total Revenues                                          159,395,779    206,398,828    215,163,596

BENEFITS AND EXPENSES:

             Annuity Benefits                            29,881,647     25,361,823     20,990,726
             Death and Disability Benefits                  336,770        412,921        499,927
             Surrender Benefits                          89,909,883    108,904,516     85,689,989
             Increase in Aggregate Reserves for Life
               Policies and Contracts                     1,896,562     40,097,113     80,160,294
             Interest on Policy Funds                         5,147          5,623          8,733
             Commissions                                  3,738,319      5,101,748      6,121,056
             General Insurance Expenses                   3,831,090      3,960,344      3,581,860
             Taxes, Licenses and Fees                     1,587,207        643,546        616,167
             Net Transfer to Separate Account            14,932,076      8,550,983      6,832,044
                                                       ------------   ------------   ------------
Total Benefits and Expenses                             146,118,701    193,038,618    204,500,796
                                                       ------------   ------------   ------------
INCOME FROM OPERATIONS                                   13,277,078     13,360,210     10,662,800

INCOME TAX PROVISION                                      3,888,927      4,560,921      4,549,133
                                                       ------------   ------------   ------------
NET INCOME                                             $  9,388,151   $  8,799,289   $  6,113,667
                                                       ============   ============   ============

                          WM LIFE INSURANCE COMPANY AND SUBSIDIARY
                          ----------------------------------------
                   (A Wholly-Owned Subsidiary of Washington Mutual, Inc.)

                STATUTORY BASIS STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS
                ------------------------------------------------------------
                                                            Year Ended December 31,
                                                 --------------------------------------------
                                                     1996            1995            1994
                                                 ------------    ------------    ------------
Beginning Balance                                $ 76,487,228    $ 68,211,781    $ 52,143,284

Net Income                                          9,388,151       8,799,289       6,113,667
Capital Contribution                                     --              --        12,300,000
Change in Unrealized Gain / (Loss)                  1,163,744         872,326         (12,258)
Change in Asset Valuation Reserve                    (889,480)     (1,494,143)     (2,356,185)
Dividend Paid to Parent                           (15,000,000)
Other Increases, Net                                 (226,080)         97,975          23,273
                                                 ------------    ------------    ------------
             Net Change in Capital and Surplus     (5,563,667)      8,275,447      16,068,497
                                                 ------------    ------------    ------------

Ending Balance                                   $ 70,923,561    $ 76,487,228    $ 68,211,781
                                                 ============    ============    ============

                         WM LIFE INSURANCE COMPANY AND SUBSIDIARY
                         ----------------------------------------
                  (A Wholly-Owned Subsidiary of Washington Mutual, Inc.)

                         STATUTORY BASIS STATEMENTS OF CASH FLOWS
                         ----------------------------------------

                                                        Year Ended December 31,
                                             ---------------------------------------------
                                                 1996            1995            1994
                                             -------------   -------------   -------------
OPERATIONAL ITEMS PROVIDING CASH:

Premiums and Annuity Considerations          $  96,677,069   $ 145,683,718   $ 163,067,688
Investment Income Received                      63,726,183      59,870,521      51,922,540
Other Income Received                              906,243         661,032         521,855
                                             -------------   -------------   -------------
                                               161,309,495     206,215,271     215,512,083

OPERATIONAL ITEMS APPLYING CASH:

Surrender Benefits Paid                         89,909,884     108,904,516      85,689,989
Other Benefits Paid                             29,928,978      26,466,802      20,428,797
Commissions, Other Expenses and Taxes Paid       9,277,385       9,669,429      10,164,344
Net Transfers to Separate Account               15,846,744       9,125,526       7,207,438
Federal Income Taxes Paid                        3,287,461       5,255,473       4,551,345
                                             -------------   -------------   -------------

NET CASH FROM OPERATIONS                        13,059,043      46,793,525      87,470,170

PROCEEDS FROM INVESTMENTS SOLD,
  MATURED OR PREPAID                           119,296,943      68,733,992      85,115,474
OTHER CASH PROVIDED:
Capital and Surplus Paid In                           --              --        12,300,000
Borrowed Money, Net                             51,538,889      27,750,000            --
Other Sources                                    1,413,546         324,145       1,274,661

COST OF INVESTMENTS ACQUIRED                   164,230,377     141,358,260     186,540,657
OTHER CASH APPLIED                              15,531,373         484,595         640,452
                                             -------------   -------------   -------------

Net Increase (decrease) in Cash and
  Short-term Investment                          5,546,671       1,758,807      (1,020,804)

CASH AND SHORT-TERM INVESTMENTS:

    Beginning of Year                            5,846,383       4,087,576       5,108,380
                                             -------------   -------------   -------------

    End of Year                              $  11,393,054   $   5,846,383   $   4,087,576
                                             =============   =============   =============

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization and Nature of Business -
-------------------------------------

WM Life Insurance Company and subsidiary (the Company) is a wholly-owned subsidiary of Washington Mutual, Inc.

The Company concentrates its activities in the annuity market. The Company issues flexible and single premium deferred annuities and single premium immediate annuities. These products are distributed to individuals primarily through the various distribution channels of Washington Mutual Bank, Inc. (the
Bank). The Company is currently licensed in 7 states, primarily in the western region of the United States.

Use of Estimates -
------------------

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Financial Statement Presentation -
-------------------------------------------

The statutory basis financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Insurance Commissioner of the State of Arizona, (The Commissioner). Such statutory insurance accounting practices differ in certain respects from generally accepted accounting principles. The most significant differences are:

     The investment in subsidiary is accounted for under the equity method. The investment was originally recorded at the cost to acquire and was subsequently adjusted for amortization of goodwill and is increased or decreased by changes in capital and surplus of the subsidiary.

     Commissions and other acquisition costs relating to the issuance of new policies are charged to expense as incurred except to the extent allowed for in the calculation of the provision for policy benefit reserves.

     Reserves for future policy benefits are based on statutory mortality, morbidity, and interest requirements without consideration of withdrawals, rather than on estimates reflecting historical experience.

     Premiums due are recorded based on accounting  practices  prescribed by the
     Commissioner.   Premiums   are   recognized   as  revenue   when  due  from
     policyholders.

     Guaranty fund assessments are recognized as levied by the respective state guaranty fund.

     Investments are carried at values derived from accounting practices prescribed by the Commissioner, as described under "Investments" below. Substantially all realized capital gains and losses on investments are excluded from statutory income and are charged to either the Asset Valuation Reserve or the Interest Maintenance Reserve, depending on their classification. The Interest Maintenance Reserve is reported as a liability and is amortized into income over a period of up to thirty years. The Asset Valuation Reserve is reported as a liability and as an appropriation of surplus.

     The provision for income taxes is based upon income that is estimated to be currently taxable.

     Federal Home Loan Bank (FHLB) stock dividends are not included in statutory income. The asset is carried at estimated market value, which is the original cost plus any stock dividends. The difference between market and book is treated as a unrealized gain and is included in capital and surplus.

     Certain assets designated as "non-admitted" have been charged against unassigned surplus.

Investments -
-------------

Investments are valued in accordance with the requirements of the National Association of Insurance Commissioners (NAIC). Debt securities, including bonds eligible for amortization are valued at amortized cost. Bonds which the NAIC determines are ineligible for amortization are valued at the investment value as determined by the NAIC.

Bonds not backed by other loans are valued at amortized cost using the scientific method. Loan-backed bonds and structured securities are valued at amortized cost using the interest method including an anticipated level of prepayments determined at the date of purchase. Significant changes in estimated cash flows or prepayment rates are incorporated quarterly and are accounted for using the retrospective adjustment method.

Residential mortgage loans are stated at the aggregate unpaid balance less unaccreted discounts plus unamortized premiums. All loans are fully collateralized by a deed of trust on residential real property with a maximum loan to value ratio on any individual loan at inception of 75%. Substantially all of the collateral for the Company's residential mortgage loans is located in the Pacific Northwest.

Commercial mortgage loans are stated at the aggregate unpaid balance less unaccreted discounts plus unamortized premiums. All loans are FHA or GNMA guaranteed and fully collateralized by a deed of trust on commercial real property with a maximum loan to value ratio on any individual loan at inception of 90%.

Unrealized investment gains and losses were accounted for as direct increases or decreases in the Company's surplus. Income tax effects of unrealized gains and losses were not recognized. Unrealized investment gains and losses have been determined based on values prescribed by valuation procedures established by the NAIC and are not derived from the fair value amounts disclosed in notes B and E.

Aggregate Reserve for Life Policies and Contracts -
---------------------------------------------------

The reserve for annuity contracts is calculated using the Commissioner's Annuity Reserve Valuation Method (CARVM) on an issue year basis with interest rates ranging from 5.00% to 8.40% as prescribed or permitted by state regulatory authorities.

Asset Valuation Reserve -
-------------------------

The Asset Valuation Reserve is maintained as prescribed by the NAIC for the purpose of stabilizing the Company's surplus against realized capital gains and losses on disposition or ultimate realization of bonds and residential and commercial mortgages for which the asset quality has deteriorated and unrealized losses from bonds ineligible for amortization. The change in Asset Valuation Reserve is reflected as a direct increase or decrease in the Company's surplus.

Interest Maintenance Reserve -
------------------------------

The Interest Maintenance Reserve is maintained as prescribed by the NAIC for the purpose of stabilizing the Company's net income for realized capital gains and losses on disposition of bonds for which the interest rate has fluctuated since they were purchased. The change in the Interest Maintenance Reserve is reflected as a direct charge against realized gains or losses. Amortization of the Interest Maintenance Reserve is included in other income on the statutory statement of operations.

NOTE B - DEBT SECURITIES:

     The statement value and estimated fair values of investments in debt securities are as follows:

                                               Year Ended December 31, 1996
                                -----------------------------------------------------------
                                                  Gross           Gross
                                 Statement      Unrealized      Unrealized        Fair
                                   Value          Gains          (Losses)         Value
                                ------------   ------------    -------------   ------------

US Treasury Notes and
  Obligations of US
  Government Agencies           $ 10,590,739   $    692,642    $    (33,155)   $ 11,250,226

Debt Securities Issued by the
  Canadian Government             16,066,416              0       1,019,107      17,085,523

Corporate and Public Utility
  Debt Securities                436,901,656     12,754,786      (3,954,324)    445,702,118

Mortgage-backed Securities
  - US Government Agencies        56,951,999        556,622        (879,167)     56,629,454
  - Privately Issued
                                  88,718,030      1,229,040        (958,627)     88,988,443
                                ------------   ------------    ------------    ------------

Total                           $609,228,840   $ 16,252,197    $ (5,825,273)   $619,655,764
                                ============   ============    ============    ============

                                                 Year Ended December 31, 1995
                                ---------------------------------------------------------------
                                                    Gross           Gross
                                  Statement      Unrealized       Unrealized          Fair
                                    Value           Gains          (Losses)           Value
                                -------------   -------------    -------------    -------------
US Treasury Notes and
  Obligations of US
  Government Agencies           $   8,601,962   $     966,085    $           0    $   9,568,047

Debt Securities Issued by the
  Canadian Government              18,125,558       2,033,990                0
                                                                                     20,159,548

Corporate and Public Utility
  Debt Securities                 452,531,043      25,306,833       (1,099,766)
                                                                                    476,738,110

Mortgage-backed Securities
  - US Government Agencies         70,941,529         845,312       (1,652,427)      70,134,414
  - Privately Issued
                                   98,655,222       4,237,980       (1,336,052)     101,557,150
                                -------------   -------------    -------------    -------------

Total                           $ 648,855,314   $  33,390,200    $  (4,088,245)   $ 678,157,269
                                =============   =============    =============    =============


The mortgage-backed securities portfolio contains adjustable and fixed-rate private issue mortgage backed securities ("private issue securities") and collateralized mortgage obligations that expose the Company to certain risks that are not inherent in U.S. government agency securities, primarily credit risk and liquidity risk. Because of this added risk, private issue securities have historically paid a greater rate of interest than agency securities, enhancing the overall yield of the portfolio. Such securities are not guaranteed by the U.S. government or one of its agencies. Consequently, there is the possibility of loss of the principal investment. For this reason, it is possible that the Company will not receive an enhanced overall yield on the portfolio and, in fact, could incur a loss. Additionally, the Company may not be able to sell such securities in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain collateralized mortgage obligations in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. Examples of some of the more complex structures include certain collateralized mortgage obligations where the Company holds subordinated traunches and certain securities that contain a significant number of jumbo, nonconforming loans. In 1996, in an effort to reduce the aforementioned risks, the Company instituted a policy of performing a credit review on each individual security prior to purchase. Such a review includes consideration of the collateral characteristics, borrower payment histories and information concerning loan delinquencies and losses of the underlying collateral. After a security is purchased, similar information is monitored on a periodic basis. Furthermore, the Company has established internal guidelines limiting the geographic concentration of the underlying collateral.

The statement value and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                          Statement        Fair
                                            Value          Value
                                         ------------   ------------

Due in One Year or Less                  $ 12,352,913   $ 12,376,905
Due After One Year Through Five Years
                                          155,499,314    160,660,906
Due After Five Years Through Ten Years
                                          184,485,878    186,524,221
Due After Ten Years
                                          111,220,706    114,475,832
                                         ------------   ------------

                                          463,558,811    474,037,864

 Mortgage-backed Securities               145,670,029    145,617,900
                                         ------------   ------------
                                         $609,228,840   $619,655,764
                                         ============   ============


Proceeds from sales of investments in debt securities during 1996, 1995 and 1994 were $36,200,000, $7,000,000, and $9,500,000, respectively. Gross gains of
$779,000,  $451,500,  and  $169,000,  were  realized  for  1996,  1995 and 1994, respectively. Gross losses of $126,300, $51,000, and $98,100 were realized for 1996, 1995 and 1994 respectively.

Due and accrued income was excluded from investment income on mortgage loans and bonds where interest is past due more than 90 days. The total amount excluded was $53,466, $15,397, and $0 for 1996, 1995 and 1994 respectively.

Investment  Income  is  recorded  net  of  Investment  Expenses  of  $1,768,000,
$1,835,700,   and  $1,876,900   for  the  years  ended  1996,   1995  and  1994,
respectively.


NOTE C: MORTGAGE LOANS
                                                December 31,
                                      --------------   ------------
                                           1996            1995
                                      --------------   ------------
     Real Estate:
          Residential Mortgages       $  221,514,660   $205,080,412
          Commercial Mortgages            55,332,798      3,591,647
                                      --------------   ------------
                         Total        $  276,847,458   $208,672,059


NOTE D: ADVANCES FROM THE FHLB -
--------------------------------

AS MEMBERS OF THE FEDERAL HOME LOAN BANK, WM LIFE MAINTAINS A CREDIT LINE THAT IS A PERCENTAGE OF THEIR TOTAL REGULATORY ASSETS, SUBJECT TO COLLATERIZATION REQUIREMENTS. AT DECEMBER 31, 1996, THE AVAILABLE CREDIT LINE WAS 20% OF REGULATORY ASSETS. $79.3 MILLION WAS OUTSTANDING AT DECEMBER 31, 1996. $23.1 MILLION MATURES WITHIN ONE YEAR, WITH THE REMAINDER MATURING IN 3 YEARS OR LESS. ADVANCES ARE COLLATERALIZED IN AGGREGATE, AS PROVIDED FOR IN THE ADVANCES, SECURITY AND DEPOSIT AGREEMENTS WITH THE FHLB, BY ALL FHLB STOCK OWNED AND BY CERTAIN MORTGAGES OR DEEDS OF TRUST.

FINANCIAL DATA PERTAINING TO THE WEIGHTED AVERAGE COST, THE LEVEL OF FHLB ADVANCES AND THE RELATED INTEREST EXPENSE FOR THE YEAR ENDED DEC. 31, 1996 WERE AS FOLLOWS:

Weighted average interest rate at end of year ...................5.78%
Weighted daily average interest rate at end of year .............5.70%
Daily Average of FHLB Advances ...........................$ 69,380,695
Maximum FHLB Advances at any month end ....................101,269,444
Interest expense during the year ............................4,000,912

NOTE E: FAIR VALUE OF FINANCIAL INSTRUMENTS:
--------------------------------------------

The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and / or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value of financial instruments were as follows:

                                                        December 31,
-----------------------------------------------------------------------------------
                                            1996                  1995
-----------------------------------------------------------------------------------
                                          Statement    Fair     Statement    Fair
(dollars in thousands)                      Value      Value      Value      Value
-----------------------------------------------------------------------------------
Financial Assets
   Cash and Short-term Investments        $ 11,393   $ 11,393   $  5,846   $  5,846
   Common Stock - FHLB
                                            13,997     13,997      3,179      3,179
   Debt Securities
                                           609,229    619,656    648,855    678,157
   Mortgage Loans
                                           276,847    273,233    208,672    209,090
Assets Held in Separate Account
                                            71,550     71,550     47,368     47,368
-----------------------------------------------------------------------------------
                                           983,016    989,829    913,920    943,640
Financial Liabilities
    FHLB Advances                           79,289     79,299     27,750     27,731
   Aggregate Reserve for Life
   Policies and Contracts                  772,467    784,878    770,571    785,439
Liabilities Related to Separate Account     70,699     70,699     46,437     46,437
-----------------------------------------------------------------------------------
                                           922,455    934,876    844,758    859,607
-----------------------------------------------------------------------------------
        Net Financial Instruments         $ 60,561   $ 54,953   $ 69,162   $ 84,033
===================================================================================

The following methods and assumptions were used to estimate fair value of each class of financial instrument as of December 31, 1996 and 1995:

Cash and Short-term Investments -
---------------------------------
The statement value represented fair value.

Common Stock - FHLB -
---------------------
The fair value is based on the $100 par value.

Debt Securities -
-----------------
The fair value of debt securities were based on quoted market prices or dealer quotes. If a quoted price was not available, fair value was estimated using quoted market prices for similar securities.

Mortgage Loans -
----------------
The fair value of conforming residential and commercial first mortgage loans was determined by using the market price for loans with similar coupons and maturities. For nonconforming or "JUMBO" loans with maturities similar to conforming loans, an additional adjustment was made for credit risk.

Aggregate Reserve for Life Policies and Contracts -
---------------------------------------------------
The aggregate reserve for life policies and contracts is comprised substantially of annuities. The fair value of annuities with defined maturities is estimated by discounting projected cash flows using rates that would be offered for similar contracts with the same remaining maturities. For annuities with no defined maturities, fair value is estimated to be the present surrender value.

FHLB Advances -
---------------
These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

Assets Held in Separate Accounts and Liabilities Related to Separate Account -
------------------------------------------------------------------------------
The carrying values are a reasonable estimate of their fair values since assets and liabilities of separate accounts are carried at market value.


NOTE F - REINSURANCE:

All of the Company's credit and mortgage insurance business is obtained through reinsurance agreements which generally limit the Company's assumed liability for benefits to a maximum of $20,000. In 1988 the Company entered into a reinsurance agreement whereby the Company assumed 80% of the flexible premium annuity business written under the contract. In 1990, the contract was terminated as to the writing of new business. However, the Company continues to administer the policies written under the contract and to accept subsequent premiums on existing contracts. Included in the accompanying consolidated financial statements are the following amounts relating to business obtained through reinsurance.

                                              Year Ended December 31,
                                      ---------------------------------------
                                         1996          1995          1994
                                      -----------   -----------   -----------

Premium Revenue                       $   390,663   $   308,200   $   249,300

Policy Benefits and Reserve Changes   $ 1,030,969   $ 1,011,400   $ 1,097,700

Future Policy Benefits
             Credit                   $   426,450   $   674,000   $ 1,007,200

             Annuities                $14,342,500   $14,547,800   $15,199,600

Net life insurance in force under reinsured policies were $144,220,000, $124,772,000, and $117,259,000 as of December 31, 1996, 1995, and 1994
respectively. The Company's insurance in force is comprised primarily of life insurance assumed. The Company's reinsurance treaties are predominantly written on a yearly renewable term basis.


NOTE G - TRANSACTIONS WITH AFFILIATES

The Company pays commissions to Washington Mutual Insurance Services, Inc., Murphey Favre, Inc., and Columbia Services Corporation, affiliates through common ownership, for sales of the Company's life and annuity products. Such commissions totaled $3,245,000, $4,348,000, and $5,234,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

The Company has retained both Washington Mutual Bank, (The Bank) and Composite Research & Management Co., affiliates through common ownership, to provide investment advisory and management services, fees for which aggregated $598,900, $554,200, and $492,000 for years ended December 31, 1996, 1995 and 1994 respectively.

The Company maintains some of its cash accounts with the Bank. Interest earned from funds on deposit with the Bank totaled $498,400, $223,700, and $258,600 for the years ended December 31, 1996, 1995 and 1994, respectively.

The Company purchased all of its investments in mortgage loans from the Bank. Service fees on mortgage loans totaled $1,033,200, $1,182,700, and $1,287,200 for the years ended December 31, 1996, 1995 and 1994, respectively.

The amount due to affiliates was $219,400 and $229,100 as of December 31, 1996 and 1995, respectively, and represents the Company's liability to affiliates for administrative fees and other expenses paid on behalf of the Company. There were no amounts due from affiliates as of December 31, 1996 and 1995.

The Bank maintains a noncontributory "cash balance" defined benefit pension plan (the Plan) which covers substantially all eligible employees of the Company. Benefits earned for each year of service are based primarily on the level of compensation in that year plus a stipulated rate of return on the benefit balance. It is the Bank's policy to fund the Plan on a current basis to the extent deductible under federal income tax regulations. Plan costs are allocated to the Company by the Bank based on eligible employee's salaries. Actuarial information is prepared annually for the Plan taken as a whole, however, actuarial information attributable to separate affiliated companies is not determined.

The Bank also maintains a savings plan for substantially all eligible employee of the Company which allows participants to make contributions by salary deduction equal to 15 percent or less of their salary pursuant to section 401(k) of the Internal Revenue Code. Employees' contributions vest immediately; the Company's partial matching contributions vest over five years.

Total Pension and 401(k) Savings Plan expense was $126,280, $140,370, and $134,540 for 1996, 1995 and 1994, respectively.


NOTE H - FEDERAL INCOME TAXES:

WM Life qualifies as a life insurance company under current tax regulations. Beginning with 1989, WM Life joined in the filing of a consolidated income tax return with the Bank. The allocation of Federal Income Tax Liability to WM Life approximates the tax that would be due if WM Life filed a separate return.

The difference between taxes as provided at statutory rates and the current effective rate is caused primarily by differences in conventions under which policy and contract reserves are established on a tax basis as compared to those utilized in preparing statutory basis financial statements, along with differences in timing of recognition of policy acquisition costs.


NOTE I - SEPARATE ACCOUNT ASSETS AND LIABILITIES:

Separate account assets and liabilities relate to the Company's Composite Deferred Variable Account (the Account), which was formed on December 23, 1986 and commenced operations in 1987. The Account is registered under the Investment Company act of 1940, as amended, as a unit investment trust. The net asset balance of the separate account represents the net contribution of the Company to the Account.


NOTE J - DIVIDEND AVAILABILITY:

The amount of dividends which can be paid by the Company without prior approval of the Insurance Commissioners is the lesser of 10% of the Company's unassigned surplus or the net gain from operations. In 1996, the Company paid an extraordinary dividend to Washington Mutual, Inc., its parent, in the amount of $15,000,000. The dividend was approved by the Arizona State Insurance Commissioner.


NOTE K -PERMITTED STATUTORY ACCOUNTING PRACTICES

The Company, which is domiciled in the State of Arizona, prepares it's statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Arizona State Insurance Department. Prescribed statutory practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, and may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project, which is expected to be completed in the near future, will likely change the definitions of what comprises prescribed statutory practices, and may result in changes to the accounting policies the insurance enterprises use to prepare their statutory financial statements.

NOTE L - RECONCILIATION OF STATUTORY NET INCOME AND EQUITY TO GAAP NET INCOME AND EQUITY:


                                                Year Ended December 31,
                                     --------------------------------------------
                                         1996            1995            1994
                                     ------------    ------------    ------------
Statutory Net Income as Reported .   $  9,388,151    $  8,799,289    $  6,113,667
Statutory Net Income of Empire
 Life, as Reported ...............        366,810         480,422          61,534
                                     ------------    ------------    ------------
Total Statutory Income as Reported   $  9,754,961    $  9,279,711    $  6,175,201

Adjustments Concerning:
Deferred Policy Acquisition Costs      (1,212,819)       (344,968)      2,029,124
Deferred Federal Income Taxes ....     (1,496,725)        103,430         438,200
Future Policy Benefits ...........      2,946,308         (77,651)        673,675
Write-off of Guarantee Assessments
 and Other .......................      1,158,589          63,526        (651,578)
Interest Maintenance Reserve .....       (409,546)       (297,392)       (197,232)
Capital Gains / (Losses) .........        246,335         266,872          53,787
Other, Net .......................       (263,660)        442,677        (236,905)

Net Income in Conformity with
 Generally Accepted Accounting       ============    ============    ============
 Principles ......................   $ 10,723,443    $  9,436,205    $  8,284,272
                                     ============    ============    ============


                                                 Year Ended December 31,
                                     -----------------------------------------------
                                         1996             1995             1994
                                     -------------    -------------    -------------
Statutory Capital and Surplus
 as Reported .....................   $  70,923,561    $  76,487,228    $  68,211,781

Adjustment Concerning:
Deferred Policy Acquisition Costs       28,482,008       24,679,413       32,728,969
Future Policy Benefits ...........     (16,106,182)     (18,189,417)     (18,111,768)
Value Ascribed to Licenses
 and Charters ....................       1,407,122        1,407,122        1,407,122
Asset Valuation and Interest
 Maintenance Reserve .............      11,452,198       10,414,862        8,933,192
Investment Loss Reserve ..........        (549,225)      (1,140,000)      (1,140,000)
Write-off of Guaranty Assessments
 and Other .......................      (3,782,654)      (4,993,744)      (5,011,427)
Unrealized Gains / (Losses)
 Available for Sale ..............       5,250,631       21,926,739       (4,295,818)
Deferred Federal Income Taxes ....      (2,511,797)      (4,745,276)       1,461,497
Other, Net .......................          49,249           80,080           85,394

Stockholder's Equity in Conformity
 with Generally Accepted             =============    =============    =============
 Accounting Principles ...........   $  94,614,911    $ 105,927,007    $  84,268,942
                                     =============    =============    =============

WM LIFE INSURANCE COMPANY AND SUBSIDIARY

INDEPENDENT AUDITOR'S REPORT ON SUPPLEMENTAL SCHEDULE OF ASSETS AND LIABILITIES

     Our audits were conducted for the purpose of forming an opinion on the basic statutory financial statements taken as a whole. The supplemental schedule of selected financial data for the year ended December 31, 1996, is presented for complying with the National Association of Insurance Commissioners' instructions to Annual Audited Financial Reports and is not a required part of the basic statutory financial statements. This additional information is the responsibility of WM Life Insurance Company's management. Such information has been subjected to the auditing procedures applied in our audit of the basic statutory financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic statutory financial statements taken as a whole.

/s/Deloitte & Touche LLP
Seattle, Washington
DATE

                    WM LIFE INSURANCE COMPANY AND SUBSIDIARY
                    ----------------------------------------
             (A Wholly-Owned Subsidiary of Washington Mutual, Inc.)

                Supplemental Schedule of Selected Financial Data
                ------------------------------------------------
                          Year Ended December 31, 1996


Investment Income Earned:
     Government Bonds                                              $  4,178,314
                                                                   ------------
     Other Bonds (unaffiliated)                                      42,434,278
                                                                   ------------
     Bonds of Affiliates                                                   --
                                                                   ------------
     Preferred Stocks (unaffiliated)                                       --
                                                                   ------------
     Preferred Stocks of Affiliates                                        --
                                                                   ------------
     Common Stocks (unaffiliated)                                           273
                                                                   ------------
     Common Stocks of Affiliates                                           --
                                                                   ------------
     Mortgage Loans                                                  19,239,882
                                                                   ------------
     Real Estate                                                           --
                                                                   ------------
     Premium Notes, Policy Loans and Liens                                  153
                                                                   ------------
     Collateral Loans                                                      --
                                                                   ------------
     Cash on Hand and on Deposit                                        575,186
                                                                   ------------
     Short-term Investments                                             662,937
                                                                   ------------
     Other Invested Assets                                                 --
                                                                   ------------
     Derivatives Instruments                                               --
                                                                   ------------
     Aggregate Write-ins for Investment Income                               80
                                                                   ------------

     Gross Investment Income                                         67,091,103
                                                                   ============

Real Estate Owned - Book Value less Encumbrances                        125,000
                                                                   ============

Mortgage Loans - Book Value:
     Farm Mortgages                                                        --
                                                                   ------------
     Residential Mortgages                                          221,514,660
                                                                   ------------
     Commercial Mortgages                                            55,332,798
                                                                   ------------

     Total Mortgages                                                276,847,458
                                                                   ============

Mortgage Loans By Standing - Book Value:
     Good Standing                                                  275,513,254
                                                                   ============
     Good Standing with Restructured Terms                                 --
                                                                   ============
     Interest Overdue More Than 3 Months, Not in Foreclosure            994,225
                                                                   ============
     Foreclosure in Process                                             339,980
                                                                   ============

Other Long Term Assets - Statement Value                                  2,546
                                                                   ============
Collateral Loans                                                           --
                                                                   ============
Bonds and Stocks of Parents, Subsidiaries and Affiliates -
  Book Value:
     Bonds                                                                 --
                                                                   ============
     Preferred Stock                                                       --
                                                                   ============
     Common Stocks                                                   12,245,985
                                                                   ============

Bonds by Class and Maturity:
     Bonds by Maturity - Statement Value:
          Due Within One Year or Less                              $ 30,027,281
                                                                   ------------
          Over 1 Year Through 5 Years                               215,251,319
                                                                   ------------
          Over 5 Year Through 10 Years                              226,237,001
                                                                   ------------
          Over 10 Year Through 20 Years                              82,529,427
                                                                   ------------
          Over 20 Years                                              55,183,813
                                                                   ------------

     Total by Maturity                                              609,228,841
                                                                   ============

Bonds by Class - Statement Value:
     Class 1                                                        475,146,885
                                                                   ------------
     Class 2                                                        131,528,637
                                                                   ------------
     Class 3                                                               --
                                                                   ------------
     Class 4                                                          2,553,319
                                                                   ------------
     Class 5                                                               --
                                                                   ------------
     Class 6                                                               --
                                                                   ------------

     Total by Class                                                 609,228,841
                                                                   ============

Total Bonds Publicly Traded                                         583,785,757
                                                                   ============
Total Bonds Privately Traded                                         25,373,084
                                                                   ============

Preferred Stocks - Statement Value                                         --
                                                                   ============
Common Stocks - Market Value                                         13,996,800
                                                                   ============
Short Term Investments - Book Value                                   6,634,540
                                                                   ============
Financial Options Owned - Statement Value                                  --
                                                                   ============
Financial Options Written and In Force - Statement Value                   --
                                                                   ============
Financial Contracts Open - Current Price                                   --
                                                                   ============
Cash on Deposit                                                       4,758,514
                                                                   ============

Life Insurance In Force
     Industrial
                                                                   ============
     Ordinary                                                           400,000
                                                                   ============
     Credit Life                                                      4,117,000
                                                                   ============
     Group Life                                                     140,104,000
                                                                   ============

Amount of Accidental Death Insurance In Force Under
  Ordinary Policies                                                        --
                                                                   ============

     Life Insurance Polices with Disability Provisions In Force
          Industrial                                                       --
                                                                   ============
          Ordinary                                                         --
                                                                   ============
          Credit Life                                                      --
                                                                   ============
          Group Life                                                       --
                                                                   ============

     Supplementary Contracts In Force
          Ordinary - Not Involving Life Contingencies                      --
                                                                   ============
               Amount on Deposit                                           --
                                                                   ============
               Income Payable                                              --
                                                                   ============

          Ordinary - Involving Life Contingencies
               Income Payable                                      $       --
                                                                   ============

          Group - Not Involving Life Contingencies
               Amount of Deposit                                           --
                                                                   ============
               Income Payable                                              --
                                                                   ============

          Group - Involving Life Contingencies
               Income Payable                                              --
                                                                   ============

     Annuities:
          Ordinary
               Immediate - Amount of Income Payable                   8,377,213
                                                                   ============
               Deferred - Fully Paid Account Balance                821,604,868
                                                                   ============
               Deferred - Not Fully Paid - Account Balance                 --
                                                                   ============

          Group
               Amount of Income Payable                                    --
                                                                   ============
               Fully Paid Account Balance                                  --
                                                                   ============
               Not Fully Paid - Account Balance                            --
                                                                   ============

     Accident and Health Insurance - Premiums In Force
          Ordinary                                                         --
                                                                   ============
          Group                                                            --
                                                                   ============
          Credit                                                        285,269
                                                                   ============

Deposit Funds and Dividend Accumulations:
     Deposit Funds - Account Balance                                       --
                                                                   ============
     Dividend Accumulations - Account Balance                              --
                                                                   ============

Claim Payments 1996, 1995 & 1994
     Group Accident and Health Year - Ended December 31,
          1996                                                           60,562
                                                                   ============
          1995                                                           78,543
                                                                   ============
          1994                                                           81,315
                                                                   ============

     Other Accident & Health
          1996                                                             --
                                                                   ============
          1995                                                             --
                                                                   ============
          1994                                                             --
                                                                   ============

     Other Coverages That Use Developmental Methods
       to Calculate Claims Reserves
          1996                                                             --
                                                                   ============
          1995                                                             --
                                                                   ============
          1994                                                             --
                                                                   ============

                   WM LIFE DEFERRED VARIABLE ANNUITY ACCOUNT

                              FINANCIAL STATEMENTS

INDEPENDENT AUDITOR'S REPORT

Contractholders
WM Life Deferred Variable Annuity Account

Board of Directors
WM Life Insurance Company
Seattle, Washington

     We have audited the accompanying statement of net assets of the WM Life Deferred Variable Annuity Account (comprising the Money Market, Growth & Income, Income and Northwest subaccounts) (the Company) as of December 31, 1996, and the related statement of operations and of changes in net assets for the years ended December 31, 1996 and 1995. These financial statement are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statement of the Composite Deferred Series, Inc. (comprising the Money Market Portfolio, the Growth Portfolio, the Income Portfolio, and the Northwest
Portfolio) as of or for the years ended December 31, 196 and 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the Composite Deferred Series, Inc., is based solely upon the report of such other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, such financial statements present fairly, in all material respects, the financial position of each of the subaccounts constituting the WM Life Deferred Variable Annuity Account as of December 31, 1996, and the results of their operations and the changes in their net assets for the periods indicated above in conformity with generally accepted accounting principles.

/s/Deloitte & Touche LLP
March 28, 1997

                                 WM LIFE DEFERRED VARIABLE ANNUITY ACCOUNT
                                 -----------------------------------------

                                          STATEMENT OF NET ASSETS
                                          -----------------------

                                             December 31, 1996
                                             -----------------

                                                                   Sub-Accounts
                                        -------------------------------------------------------------------
                                                        Money        Growth &
                                                        Market        Income        Income       Northwest
                                           Total       Portfolio     Portfolio     Portfolio     Portfolio
                                        -----------   -----------   -----------   -----------   -----------
Investment In Shares of the Composite
  Deferred Series, Inc. portfolios at
  net asset value                       $71,550,867   $      --     $41,399,979   $17,385,641   $12,765,246
                                        ===========   ===========   ===========   ===========   ===========

Net Assets, representing:
  Equity of Contract-holders            $70,699,408   $      --     $41,276,635   $17,290,553   $12,132,220
  Equity of WM Life Insurance Co.           851,459          --         123,344        95,089       633,025
                                        -----------   -----------   -----------   -----------   -----------

                                        $71,550,867   $      --     $41,399,979   $17,385,641   $12,765,246
                                        ===========   ===========   ===========   ===========   ===========

                                         WM LIFE DEFERRED VARIABLE ANNUITY ACCOUNT
                                         -----------------------------------------

                                                  STATEMENT OF OPERATIONS
                                                  -----------------------

                                               YEAR ENDED DECEMBER 31, 1996
                                               ----------------------------


                                                                                Sub-Accounts
                                                     -------------------------------------------------------------------
                                                                     Money        Growth &
                                                                     Market        Income        Income        Northwest
                                                        Total       Portfolio     Portfolio     Portfolio      Portfolio
                                                     -----------   -----------   -----------   -----------    -----------
INVESTMENT INCOME

  Dividend Distributions                             $ 1,626,098   $     3,989   $   517,216   $ 1,050,810    $    54,083

EXPENSES
  Charges to Contract-holders:
   Mortality and Expense Risks                           697,759          --         391,086       195,150        111,523
   Surrender Charge                                       28,000          --          18,167         7,171          2,662
   Contract Maintenance                                   38,006          --          26,035         7,588          4,383
                                                     -----------   -----------   -----------   -----------    -----------
      Total Expenses                                     763,764          --         435,287       209,909        118,568
                                                     -----------   -----------   -----------   -----------    -----------

INCOME/(LOSS), NET                                       862,334         3,989        81,929       840,901        (64,485)

REALIZED AND UNREALIZED GAIN (LOSS)
ON INVESTMENTS, NET
  Realized Gain Distributions Received                   280,397          --         188,787         3,063         88,547
  Unrealized Increase (Decrease) in Value
   of Investments, Net                                 7,192,133          --       5,895,061      (620,989)     1,918,060
                                                     -----------   -----------   -----------   -----------    -----------

NET GAIN (LOSS) ON INVESTMENTS                         7,472,530          --       6,083,848      (617,926)     2,006,607
                                                     -----------   -----------   -----------   -----------    -----------

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS                            $ 8,334,864   $     3,989   $ 6,165,777   $   222,976    $ 1,942,122
                                                     ===========   ===========   ===========   ===========    ===========

Reconciliation of Line 1 above (Dividend Distribution)

                                                           Sub-Accounts
                               ----------------------------------------------------------------------
                                                Money        Growth &
                                                Market        Income         Income        Northwest
From Schedule D:                  Total        Portfolio     Portfolio      Portfolio      Portfolio
                               -----------    -----------   -----------    -----------    -----------
Amount received during year      1,606,489          3,989       517,216      1,031,201         54,083
Investment Income Due               93,393           --            --           93,393           --
Less: PY Due                       (73,784)          --            --          (73,784)          --
                               -----------    -----------   -----------    -----------    -----------
(should equal exhibit 2 AS)      1,626,098          3,989       517,216      1,050,810         54,083

Capital Gains & Losses

Realized Gains & Losses
Schedule D Part 4, Col. 11         295,874           --         188,787         18,540         88,547
Schedule D Part 4, Col. 12         (15,477)          --            --          (15,477)          --
                               -----------    -----------   -----------    -----------    -----------
Net Realized Gains & Losses        280,397           --         188,787          3,063         88,547

Unrealized Gains & Losses
Schedule D Part 2, Col. 5       71,457,473           --      41,399,979     17,292,248     12,765,246
Schedule D Part 2, Col. 6      (57,338,032)          --     (30,482,451)   (17,223,034)    (9,632,548)
Less: Prior YR Unrealized        6,927,308           --       5,022,467        690,203      1,214,638
                               -----------    -----------   -----------    -----------    -----------
Net Realized Gains & Losses      7,192,133           --       5,895,061       (620,989)     1,918,060

Total Capital Gains & Losses     7,472,530           --       6,083,848       (617,926)     2,006,607

                                       WM LIFE DEFERRED VARIABLE ANNUITY ACCOUNT
                                       -----------------------------------------

                                                STATEMENT OF OPERATIONS
                                                -----------------------

                                             YEAR ENDED DECEMBER 31, 1995
                                             ----------------------------

                                                                             Sub-Accounts
                                                  -------------------------------------------------------------------
                                                                  Money        Growth &
                                                                  Market        Income        Income        Northwest
                                                     Total       Portfolio     Portfolio     Portfolio      Portfolio
                                                  -----------   -----------   -----------   -----------    -----------
INVESTMENT INCOME
  Dividend Distributions Received                 $ 1,703,729   $     3,180   $   808,427   $   859,167    $    32,955

EXPENSES
  Charges to Contract-holders:
   Mortality and Expense Risks                        433,274          --         213,833       153,744         65,697
   Surrender Charge                                    50,117        34,897        11,445         3,775
   Contract Maintenance                                25,495          --          15,065         6,973          3,458
                                                  -----------   -----------   -----------   -----------    -----------
       Total Expense                                  508,886          --         263,795       172,162         72,930
                                                  -----------   -----------   -----------   -----------    -----------

INVESTMENT INCOME (LOSS), NET                       1,194,843         3,180       544,632       687,005        (39,975)

REALIZED AND UNREALIZED GAIN / (LOSS)
ON INVESTMENTS, NET
  Realized Gain (Loss) Distributions Received         190,503          --         157,349       (11,407)        44,561
  Unrealized Increase (Decrease) in Value of
   Investments, Net                                 7,002,672          --       4,254,338     1,491,975      1,256,359
                                                  -----------   -----------   -----------   -----------    -----------

NET GAIN ON INVESTMENTS                             7,193,175          --       4,411,687     1,480,568      1,300,920
                                                  -----------   -----------   -----------   -----------    -----------

NET INCREASE IN NET ASSETS
 RESULTING FROM OPERATIONS                        $ 8,388,018   $     3,180   $ 4,956,319   $ 2,167,573    $ 1,260,945
                                                  ===========   ===========   ===========   ===========    ===========

Reconciliation of Line 1 above (Dividend Distribution)

                                                           Sub-Accounts
                               ---------------------------------------------------------------------
                                                Money        Growth &
                                                Market        Income         Income        Northwest
From Schedule D:                  Total        Portfolio     Portfolio      Portfolio      Portfolio
                               -----------    -----------   -----------    -----------    -----------
Amount received during year      1,096,166          --          381,314        685,252         29,600
Investment Income Due               65,671          --             --           65,671           --
Less: PY Due                       (46,657)      (46,657)
                               -----------    ----------    -----------    -----------    -----------
(should equal exhibit 2 AS)      1,115,180          --          381,314        704,266         29,600

Capital Gains & Losses

Realized Gains & Losses
Schedule D Part 4, Col. 11         113,941       107,880          4,158          1,903
Schedule D Part 4, Col. 12         (78,692)         --          (75,506)        (3,186)
                               -----------    ----------    -----------    -----------    -----------
Net Realized Gains & Losses         35,249          --          107,880        (71,348)        (1,283)
                                                                                          -----------
Unrealized Gains & Losses
Schedule D Part 2, Col. 5       29,788,991       217,816     14,183,997     10,749,212      4,637,966
Schedule D Part 2, Col. 6      (29,864,356)     (217,816)   (13,415,869)   (11,550,984)    (4,679,687)
Less: Prior YR Unrealized        1,345,693          --          962,612        313,712         69,369
                               -----------    ----------    -----------    -----------    -----------
Net Realized Gains & Losses     (1,421,058)         --         (194,484)    (1,115,484)      (111,090)

Total Capital Gains & Losses    (1,385,809)         --          (86,604)    (1,186,832)      (112,373)

                                         WM LIFE DEFERRED VARIABLE ANNUITY ACCOUNT
                                         -----------------------------------------

                                            STATEMENT OF CHANGES IN NET ASSETS
                                            ----------------------------------

                                               YEAR ENDED DECEMBER 31, 1996
                                               ----------------------------

                                                                               Sub-Accounts
                                                --------------------------------------------------------------------------
                                                                 Money          Growth &
                                                                 Market          Income         Income         Northwest
                                                   Total        Portfolio       Portfolio      Portfolio       Portfolio
                                                ------------   ------------    ------------   ------------    ------------
OPERATIONS:

  Income, Net                                   $    862,334   $      3,989    $     81,929   $    840,901    $    (64,485)

  Realized Gain Distribution Received                280,397           --           188,787          3,063          88,547
  Unrealized Increase (Decrease) in Value
   of Investments, Net                             7,192,133           --         5,895,061       (620,989)      1,918,060
                                                ------------   ------------    ------------   ------------    ------------

  Net Increase  in Net Assets
  Resulting from Operations                        8,334,864          3,989       6,165,777        222,976       1,942,122

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM PREMIUM
PAYMENTS AND OTHER OPERATING
TRANSFERS                                         15,847,668       (224,985)     10,783,500      1,960,748       3,328,405
                                                ------------   ------------    ------------   ------------    ------------

TOTAL INCREASE (DECREASE) IN NET ASSETS           24,182,532       (220,996)     16,949,277      2,183,723       5,270,527

NET ASSETS:
  Beginning of Year                               47,368,335        220,996      24,450,702     15,201,918       7,494,719
                                                ------------   ------------    ------------   ------------    ------------

  End of Year                                   $ 71,550,867   $       --      $ 41,399,979   $ 17,385,641    $ 12,765,246
                                                ============   ============    ============   ============    ============



                                       WM LIFE DEFERRED VARIABLE ANNUITY ACCOUNT
                                       -----------------------------------------

                                          STATEMENT OF CHANGES IN NET ASSETS
                                          ----------------------------------

                                             YEAR ENDED DECEMBER 31, 1995
                                             ----------------------------

                                                                         Sub-Accounts
                                          ---------------------------------------------------------------------------
                                                           Money          Growth &
                                                           Market          Income         Income         Northwest
                                             Total        Portfolio       Portfolio      Portfolio       Portfolio
                                          ------------   ------------    ------------   ------------    -------------
OPERATIONS:

  Income(Loss), Net                       $  1,194,843   $      3,180    $    544,632   $    687,005    $    (39,975)

  Realized Gain (Loss) Distribution
   Received                                    190,503           --           157,349        (11,407)         44,561
  Unrealized Increase in Value of
   Investments, Net                          7,002,672           --         4,254,338      1,491,975       1,256,359
                                          ------------   ------------    ------------   ------------    ------------

  Net Increase in Net Assets
   Resulting from Operations                 8,388,018          3,180       4,956,319      2,167,573       1,260,945

NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM PREMIUM PAYMENTS AND
 OTHER OPERATING TRANSFERS                   9,125,655           (857)      5,310,386      2,220,320       1,595,807
                                          ------------   ------------    ------------   ------------    ------------

TOTAL INCREASE IN NET ASSETS                17,513,673          2,323      10,266,705      4,387,893       2,856,752

NET ASSETS:
  Beginning of Year                         29,854,662        218,673      14,183,997     10,814,025       4,637,967
                                          ------------   ------------    ------------   ------------    ------------

  End of Year                             $ 47,368,335   $    220,996    $ 24,450,702   $ 15,201,918    $  7,494,719
                                          ============   ============    ============   ============    ============

                        WM LIFE DEFERRED VARIABLE ANNUITY

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE A - GENERAL:

The Composite Deferred Variable Account of WM Life Insurance Company (the Account) was established on December 23, 1986 under Arizona law as a separate investment account of WM Life Insurance Company (WM Life), which is a wholly-owned subsidiary of Washington Mutual, Inc. The assets of the Account are segregated from WM Life's other assets.

The Account is registered under the Investment Act of 1940, as amended, as a unit investment trust. There are four sub-accounts within the Account, each of which invests only in a corresponding portfolio of the Composite Deferred Series, Inc. (the Fund). The underlying investments of the Fund are valued at fair value on the last day of the year. The Fund is managed by Composite Research & Management Co., an entity affiliated with WM Life through common ownership.

On January 1, 1993, the Company added the fourth sub-account which invests in shares of the Northwest 50 Portfolio. At the same time, future deposits into the Money Market sub-account were temporarily suspended because the portfolio expenses and variable account charges currently exceeded the total investment income in that sub-account. During 1996, WM Life Insurance Co. reimbursed the operating expenses that exceeded the operating revenues for the Money Market Portfolio in the amount of $510. The Money Market Portfolio was closed during the latter part of 1996.

Assets of the Account are recorded at fair value, as determined by the fair value of the individual portfolios of the Fund. Unrealized gains (losses) are determined based on the change in fair value of the portfolios of the Fund during the year. Dividend distributions are recorded as Investment Income when received by the Account.

The increase in net assets resulting from premium payments and other operating transfers represents the net effect of premiums, surrenders and other transfers.

NOTE B - INVESTMENT INFORMATION FOR THE COMPOSITE
         DEFERRED SERIES, INC. PORTFOLIOS:

The net asset value per share for each portfolio of the Fund, the number of and activity in shares of each portfolio held by the sub-accounts of the Account, and the aggregate cost of investments in such shares as of and for the year ended December 31, 1996 were as follows -


                                                            Portfolio
                                   -------------------------------------------------------------
                                     Money          Growth &
                                     Market          Income          Income         Northwest
                                    Portfolio       Portfolio       Portfolio       Portfolio
                                   ------------    ------------    ------------    ------------
Shares Owned, December 31, 1995         220,996       1,208,994       1,201,367         499,819

Shares Purchased - Deposits                --           508,411         319,017         225,558
                   Reinvested             3,989          22,920          85,581           3,204

Shares Sold                            (224,985)        (38,012)       (174,992)        (28,506)
                                   ------------    ------------    ------------    ------------
Shares Owned , December 31, 1996           --         1,702,313       1,430,973         700,075
                                   ============    ============    ============    ============
Net Asset Value per Share, at
December 31, 1996                  $       1.00    $      24.32    $      12.08    $      18.23
Actual Cost                        $       --      $ 30,482,451    $ 17,223,034    $  9,632,548



NOTE C - CHARGES AND EXPENSES:

A.       Mortality and Expense Risk Charges -

         The variable annuity contract specifies mortality risk and expense risk charges at an effective annual rate of 1.2% applied daily against the net assets representing equity of contractholders held in each account.

B.       Contract Maintenance Charge -

         The variable annuity contract specifies that a contract maintenance charge be deducted from each contract, and assessed against the sub-account with the largest value. The maintenance charge for all contracts issued prior to April 29, 1988 was $2.50 per month. All contracts issued on or after April 29, 1988 are charged $30 annually on the anniversary date of the contract.

C.       Contingent Deferred Sales Charge -

         A contingent deferred sales charge (surrender charge) is imposed upon the withdrawal of funds from certain variable annuity contracts to compensate WM Life for sales and other marketing expenses during the first five policy years. The amount of any sales charge will depend on the amount withdrawn and the number of contract years that have elapsed since the deposit date. No deferred sales charge is imposed on death benefits.


NOTE D - TAXES:

The operations of the sub-accounts form a part of, and are taxed with, the operations of WM Life. Under the Internal Revenue Code, all ordinary income and capital gains allocated to the contract owners are not taxed to WM Life. As a result, the net asset values of the sub-accounts and the Account in total, are not effected by federal income taxes on distributions received by the sub-accounts.


NOTE E - ACCUMULATION UNIT TRANSACTIONS:

The number of accumulation units purchased and withdrawn throughout the periods ended December 31 were as follows:

                                    Accumulation Units Purchased
                   -------------------------------------------------------------
Period Ended            Money         Growth &
December 31,           Market          Income         Income         Northwest
--------------------------------------------------------------------------------
    1996
                          -            374,607        162,060         191,512
    1995
                          -            265,216        164,153         113,838

                                    Accumulation Units Withdrawn
                   -------------------------------------------------------------
Period Ended            Money                                        Northwest
December 31,           Market          Growth          Income           50
--------------------------------------------------------------------------------
    1996
                          -            56,643          92,251         28,057
    1995
                          -            80,792          80,759         25,262

The number of accumulation units and the unit value of such units were as follows at December 31, 1996 and 1995.

 Units - December 31, 1996          1,102,089         596,683        530,060

 Unit Value - December 31, 1996      $  37.43        $  28.98       $  22.89

 Units - December 31, 1995            784,124         526,874        366,605

 Unit Value - December 31, 1995      $  31.04        $  28.65       $  18.95